Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Goals, Strategies, and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Management and Other Services – Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 5 to the Registration Statement (Form N-1A, Number 811-22641) of Franklin Pelagos Commodities Strategy Fund and Franklin K2 Alternative Strategies Fund (two of the Funds comprising the Franklin Alternative Strategies Funds) (collectively, the “Funds”)  and to the incorporation by reference of our reports dated July 23, 2014 on the Funds in the Annual Report to Shareholders for the fiscal year ended May 31, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 25, 2014